Exhibit 4.4

EXECUTION VERSION

ELBIT IMAGING LTD.

Amendment No. 1 to Warrant

THIS AMENDMENT NO. 1 TO WARRANT (this “Amendment”) is made as of April 5, 2012 by and among Elbit Imaging Ltd., an Israeli corporation (the “Company”), and Eastgate Property LLC, a Delaware limited liability company (“Eastgate”).

RECITALS

1.           The Company issued to Eastgate that certain warrant, dated September 22, 2011 (the “Warrant”), exercisable for the Company’s ordinary shares, NIS 1.00 par value per share (“Ordinary Shares”), pursuant to the terms of that certain Secured Term Loan Agreement, dated September 21, 2011, by and among Eastgate, as lender, Elbit USA, LLC, a Delaware limited liability company, as borrower, and the Company, as guarantor.  Capitalized terms used in this Amendment without definition have the same meanings as in the Warrant and “Section” references herein shall be to sections of the Warrant.

2.           The Warrant contemplated that Eastgate would have the right to purchase from the Company: (A) at any time and from time to time during the period commencing on March 31, 2012 and ending on March 31, 2014, up to 3.3% of the Ordinary Shares Deemed Outstanding on the Exercise Date, and (B) if the Company had not repaid the Loan in full prior to the six-month anniversary of the Issue Date, at any time and from time to time during the period commencing on the six-month anniversary of the Issue Date and ending on March 31, 2014, up to 9.9% of the Ordinary Shares Deemed Outstanding on the Exercise Date, in each case, less the aggregate number of Ordinary Shares previously issued from time to time as a result of any partial exercise of the Warrant, at the Exercise Price, all subject to the terms and conditions in the Warrant.

3.           The Company and Eastgate desire to amend the Warrant in accordance with Section 19, as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for and in consideration of these mutual promises and undertakings of the parties, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Eastgate agree as follows:

ARTICLE I
AMENDMENTS TO WARRANT

Section 1.01 Preamble/Warrant Shares.  The second paragraph of the preamble (including without limitation the subparagraphs (1) and (2) of such paragraph) is hereby deleted and replaced in its entirety with the following:

The Company hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eastgate, or its registered assigns (the “Holder”), is entitled to purchase from the Company, at any time and from time to time during the period commencing on March 31, 2012 and ending on March 31, 2014, up to that number of duly authorized, validly issued, fully paid and nonassessable Ordinary Shares equal to (A) 3.3% of the Ordinary Shares Deemed Outstanding on the Exercise Date, less (B) the aggregate number of Warrant Shares previously issued from time to time as a result of any partial exercise of this Warrant in accordance with Section 3, at a purchase price per share of U.S. $0.00 per share (the “Exercise Price”), all subject to the terms and conditions set forth below in this Warrant.  The number of Warrant Shares withheld pursuant to a cashless exercise under Section 3(b)(ii) shall be deemed to have to been issued to the Holder for purposes of computing the maximum number of Ordinary Shares issuable pursuant to this Warrant.

Section 1.02 Amendments to Definitions.  The definition of “Initial Shares” is deleted.

Section 1.03 Term of Warrant.  Section 2 is hereby deleted and replaced in its entirety with the following:

2.           Term of Warrant.  At any time and from time to time after March 31, 2012 and prior to 5:00 p.m., Israel local time, on March 31, 2014 or, if such day is not a Business Day, on the next Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

Section 1.04 Reservation of Shares. Section 3(g) is hereby deleted and replaced in its entirety with the following:

(g)           Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant.  The Company shall take all actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant or any part thereof.

Section 1.05 Effect of Certain Events on Warrant Shares.  Section 4 is hereby deleted and replaced in its entirety with the following:

4.           Adjustment to Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4.  In no event shall the Exercise Price be reduced below zero.

(a)           Adjustment to Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the share capital of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a share dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company's assets to another Person or (v) other similar transaction, in each case which entitles the holders of Ordinary Shares to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Ordinary Shares, the Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of Ordinary Shares or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder's rights under this Warrant to insure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any Ordinary Shares, securities or assets thereafter acquirable upon exercise of this Warrant, subject to any applicable limitations under the Israeli Companies Law, 5759-1999, or the NASDAQ Listing Rules.  The provisions of this Section 4(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. In the event of any such reorganization, reclassification, consolidation, merger, sale or similar transaction, the Company shall give at least 20 days' notice to the Holder of the proposed date of consummation of such transaction and shall use its commercially reasonable efforts, prior to the consummation thereof, to cause the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, to assume, by written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder, the obligation to deliver to the Holder such Ordinary Shares, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant.  Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(a), (A) the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 immediately prior to the consummation of such transaction instead of giving effect to the provisions contained in this Section 4(a) with respect to this Warrant and (B) if such transaction is a merger, acquisition or similar transaction as a result of which all of the outstanding Ordinary Shares will be owned by one person or group of persons (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), then, without derogating from Section 3(f), this Warrant shall terminate upon the consummation of such transaction (provided, however, that in the case of any such transaction in which the successor or purchasing Person is Mr. Mordechay Zisser or an affiliate (as such term is defined in Rule 405 of the Securities Act), then this Warrant will continue in full force and effect subsequent to the consummation of such transaction).

(b)           Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of SARs or other rights with equity features) occurs, then the Company's Board of Directors shall make an appropriate adjustment in the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(b) shall decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 4.

(c)           Dividends and Distributions. Subject to the provisions of Section 4(a), as applicable, if the Company shall, at any time or from time to time after the Issue Date, make or declare, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of Ordinary Shares, Options or Convertible Securities in respect of outstanding Ordinary Shares), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Ordinary Shares, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

(d)           Certificate as to Adjustment.

(i)           As promptly as reasonably practicable following any adjustment of the kind of Warrant Shares pursuant to the provisions of Section 4(a), but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)          As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the amount of Ordinary Shares, other securities or assets then issuable upon exercise of the Warrant.

(e)           Notices. In the event:

(i)           that the Company shall take a record of the holders of its Ordinary Shares (or other share capital or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security; or

(ii)          of any capital reorganization of the Company, any reclassification of the Ordinary Shares, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person; or

(iii)         of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

 then, and in each such case, the Company shall send or cause to be sent to the Holder at least twenty (20) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Ordinary Shares (or such other share capital or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Ordinary Shares (or such other share capital or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.  The Holder expressly agrees to maintain in confidence any material nonpublic information received from the Company pursuant to this Section 4(e), and further agrees not to trade in Company securities based upon any such information in violation of applicable law.

Section 1.06 Purchase Rights.  Section 5 is hereby deleted and replaced in its entirety with the following:

5              Purchase Rights. In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any Ordinary Shares (except for pro rata distributions of Ordinary Shares), Options, Convertible Securities or rights to purchase warrants, securities or other property pro rata to the record holders of Ordinary Shares (the “Purchase Rights”), then, to the extent permitted by applicable securities laws, the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

Section 1.07 Holder Not Deemed a Shareholder; Limitations on Liability.  Section 7 is hereby deleted and replaced in its entirety with the following:

           7.              Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Ordinary Shares for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of Ordinary Shares, reclassification of Ordinary Shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders, provided that any such notice or information published via international wire or furnished to or filed with the U.S. Securities and Exchange Commission shall satisfy this requirement.

Section 1.08 Compliance.  The Company reaffirms as of the date hereof the representations, warranties and covenants contained in Section 9, except that paragraph 9(f) and paragraph 9(h) are each hereby deleted and replaced with the following:

(f)            SEC Compliance.  The Company shall cause its Ordinary Shares to continue to be registered under Sections 12(b) or Section 12(g) of the Exchange Act, to comply in all material respects with its reporting and filing obligations under the Exchange Act and to not take any action or file any document (whether or not permitted by the Exchange Act, the rules and regulations promulgated thereunder, the Securities Act or the Rules and Regulations) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.  In addition, the Company shall keep the Registration Statement (or another registration statement covering issuance and resale of the Warrant and the Warrant Shares) continuously effective and current (in compliance with all applicable rules and regulations promulgated under the Securities Act and Exchange Act) until the Warrant has been exercised in full by the holder thereof or March 13, 2014.  In addition, the Company shall  file such amendments to the Registration Statement (or such other registration statement covering the issuance or resale of Warrant Shares) and such prospectus supplements, and otherwise have information incorporated by reference into the Registration Statement, that may be necessary for the issuance of any Warrant Shares to the purchasers thereof free of any restrictive legends and/or any other limitations on resale of such Warrant Shares by the Purchasers under the Securities Act.

(h)           Listing of Ordinary Shares.  The Company hereby agrees to use best efforts to maintain the listing or quotation of the Ordinary Shares on the Principal Markets for a period of at least thirty-six (36) months from the Issue Date, the Company shall apply to list or quote all of the Warrant Shares on the Principal Markets and promptly secure the listing of all of the Warrant Shares on the Principal Markets.  The Company will take all action reasonably necessary to continue the listing and trading of its Ordinary Shares on the Principal Markets and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Markets.  The Company is "dual listed" under Chapter E'3 of the Israeli Securities Law, 5728-1968 as of the date hereof, and agrees, for a period of at least thirty-six (36) months from the Issue Date, not to take any voluntary action that would result in it ceasing to be "dual listed" under Chapter E'3 of the Israeli Securities Law, 5728-1968.

ARTICLE II
TERMS OF AMENDMENT

Section 2.01 Effective Date.  Subject to Section 2.02 of this Amendment, this Amendment shall be effective as of March 22, 2012.

Section 2.02 Opinion of Counsel.  Effectiveness of this Amendment is subject to receipt by Eastgate of an opinion of counsel from counsel to the Company with respect to due authorization, the enforceability of the Warrant and this Amendment against the Company, the non-contravention of Warrant, as amended by this Amendment, with the Company’s  organizational documents, the compliance of the transactions with applicable law, and other customary matters in transactions of this nature, in each case in form and substance satisfactory to Eastgate.

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.01 No Further Modification.  Except as set forth in and modified by this Amendment, all of the terms and provisions of the Warrant shall remain unmodified and in full force and effect.  As of the effective date hereof, all references to the “Warrant” shall refer to the Warrant as amended by this Amendment.  In the event of any inconsistency or contradiction between the Warrant and this Amendment, the terms of this Amendment shall control.

Section 3.02 Entire Agreement. The Warrant and this Amendment constitute the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 3.03 Headings Descriptive.  The headings of the several Sections and other portions of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

Section 3.04 Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Amendment No. 1 to Warrant on the date first set forth above.

ELBIT IMAGING LTD.
By: _____________________ Name: Title:

Accepted and agreed,
EASTGATE PROPERTY, LLC
By: _____________________ Name: Title: